Exhibit 10.2

THIS NOTE (AS DEFINED BELOW) IS ISSUED IN EXCHANGE FOR (WITHOUT ANY ADDITIONAL CONSIDERATION) THOSE CERTAIN 2024 SUBORDINATED P R O M I S S O R Y N O T E S IN THE ORIGINAL PRINCIPAL AMOUNTS SET FORTH IN THE EXCHANGE AGREEMENT AND HAVING ORIGINAL ISSUE DATES FROM JULY 15, 2024 TO DECEMBER 10, 2024. FOR PURPOSES OF RULE 144 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED, THIS NOTE SHALL BE DEEMED TO HAVE BEEN ISSUED ON DECEMBER 10, 2024.

PROMISSORY NOTE

Original Issue Date: December 10, 2024	U.S. $2,681,718.42

FOR VALUE RECEIVED, Virtuix Holdings Inc., a Delaware corporation (“Borrower”), promises to pay in lawful money of the United States of America to the order of Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), the principal sum of $2,681,718.42 (the “Initial Principal Balance”), together with all other amounts due under this Promissory Note (this “Note”). This Note is issued and made effective pursuant to that certain Exchange Agreement dated as of March 31, 2026 (the “Exchange Date”), as the same may be amended from time to time (the “Exchange Agreement”), by and between Borrower and Lender, pursuant to which Lender exchanged the Prior Notes (as defined in the Exchange Agreement) for this Note, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1. Note Terms.

1.1. Payments. Borrower shall pay to Lender the entire Outstanding Balance of this Note on or before July 1, 2027. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished by Lender to Borrower for that purpose. All payments shall be applied first to (a) Lender’s reasonable costs of collection, if any, then to (b) fees and charges hereunder, if any, then to (c) accrued and unpaid interest hereunder, and thereafter, to (d) principal hereunder.

1.2. Prepayment. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due. All prepayments shall be applied to the Outstanding Balance at par (i.e., without premium or penalty). Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder. For the avoidance of doubt, payments made pursuant to Section 3 below will not be considered prepayments.

1.3. Interest. Interest shall accrue on the outstanding balance of this Note at the rate of six percent (6%) per annum, compounded daily (based on a 360-day year), from the Exchange Date until this Note is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note.

1.4. This Note carries an original issue discount of $242,883.49 (the “OID”). In addition, Borrower agrees to pay $10,000.00 to Lender to cover Lender’s legal, accounting and due diligence expenses incurred in connection with the exchange and issuance of this Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Note and are deemed to be fully earned and non-refundable as of the Exchange Date.

2. Guaranty. Borrower’ obligations under the Note are guaranteed by its subsidiary, Virtuix, Inc., pursuant to the Guaranty (as defined in the Exchange Agreement).

3. Redemptions.

3.1. Monthly Redemptions. Beginning on July 1, 2026, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem up to the Maximum Monthly Redemption Amount (such amount, the “Redemption Amount”) per calendar month by providing written notice to Borrower (each, a “Redemption Notice”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month. Upon receipt of a Redemption Notice, Borrower shall pay the applicable Redemption Amount to Lender within two (2) Trading Days.

3.2. Limited Redemptions. Upon each occurrence of a Limited Redemption Event, Lender shall have the right to submit a Redemption Notice in an amount up to the Maximum Limited Redemption Amount at any time during the Limited Redemption Window (“Limited Redemptions”). Any amount redeemed pursuant to this Section 3.2 will be counted toward the Maximum Monthly Redemption Amount.

4. Trigger Events; Defaults; Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower voluntarily makes a general assignment for the benefit of creditors; (e) Borrower voluntarily files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to observe or perform any covenant set forth in Section 7 of the Exchange Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement contained herein or in any other Exchange Document (as defined in the Exchange Agreement), other than those specifically set forth in this Section 4.1 and Section 7 of the Exchange Agreement; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Exchange Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Common Shares without ten (10) Trading Days prior written notice to Lender; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $1,000,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (m) Borrower fails to be DWAC Eligible; and (n) Borrower breaches any covenant or other term or condition contained in any Other Agreements.

4.2. Trigger Event Remedies. At any time following the occurrence, and during the continuance, of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower specifying the Trigger Event and demanding that Borrower cure such Trigger Event within five (5) Trading Days of receiving written notice thereof. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence, and during the continuance, of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence, and during the continuance, of any Trigger Event described in clauses 4.1(b) - 4.1(f), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence, and during the continuance, of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel.

8. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Exchange Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Exchange Agreement) set forth as an exhibit to the Exchange Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

12. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Exchange Agreement titled “Notices.”

14. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

15. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Exchange Date.

BORROWER:

Virtuix Holdings, Inc.

By:	/s/ Jan Goetgeluk
Jan Goetgeluk, CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John Fife
John Fife, President

[Signature Page to Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Shares” means shares of Borrower’s common stock, par value $0.001 per share.

A2. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity; provided, however, that the foregoing shall not restrict any acquisition by Borrower or any of its subsidiaries so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, and (b) Borrower or, in the case of a merger or consolidation involving a subsidiary, such subsidiary is the surviving entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination); provided, however, that the foregoing shall not restrict any acquisition by Borrower or any of its subsidiaries pursuant to a stock or share purchase agreement or other business combination so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) Borrower remains the surviving or continuing entity and retains more than 50% of the outstanding shares of voting stock of Borrower after giving effect to such transaction, and (c) immediately after giving effect to such transaction, Borrower and its subsidiaries, on a consolidated basis, are in compliance with all covenants set forth herein, (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares or preferred stock, other than an increase in the number of authorized Common Shares or preferred stock, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Exchange Agreement) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A3. “Limited Redemption Event” means that on any given Trading Day the Common Shares trade at a price that is at least five percent (5%) greater than the Nasdaq Minimum Price for such Trading Day.

A4. “Limited Redemption Window” means the period beginning on the date a Limited Redemption Event occurs and ending on the date that is two (2) Trading Days after the date the Limited Redemption Event occurs. For the avoidance of doubt, more than one (1) Limited Redemption Window may be open at the same time.

A5. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A6. “Maximum Limited Redemption Amount” means ten percent (10%) of the daily dollar trading volume on the Trading Day that a Limited Redemption Event occurs; measured as the dollar trading volume on all exchanges beginning at 4:01 PM Eastern Time on the Trading Day before the occurrence of the Limited Redemption Event and ending at 4:00 PM Eastern Time on the Trading Day during which the Limited Redemption Event occurs.

A7. “Maximum Monthly Redemption Amount” means $111,738.27.

A8. “Nasdaq Minimum Price” means the Minimum Price as defined under Nasdaq Rule 5635(d).

A9. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing or other material agreement.

A10. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus accrued but unpaid interest (including Default Interest), collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A11. “Trading Day” means any day on which Borrower’s principal trading market (or such other principal market for the Common Shares) is open for trading.

A12. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by two and a half percent (2.5%) for each occurrence of any Major Trigger Event and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred.